Exhibit 16.1

Deloitte & Touche LLP
Suite 4500
1111 Bagby Street
Houston, TX 77002-2591
USA
Tel: 1+713 982 2000
Fax: 1+713 982 2001
www.deloitte.com

April 15, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Quanex Building Products Corporation’s Form 8-K dated April 14, 2014, and have the following comments:

1.	We agree with the statements made in paragraphs 2-5.

2.	We have no basis on which to agree or disagree with the statements made in paragraphs 1 and 6.

Yours truly,

Member of

Deloitte Touche Tohmatsu Limited